Exhibit 10.10.2
DEED OF INDEMNITY (“Indemnity”)
THIS DEED is made on 16 November 2007 and is given for the benefit of Biwater Plc in accordance with the terms set out below.
To: Biwater Plc
We Cascal BV hereby irrevocably and unconditionally agree to indemnify and hold you harmless from and against any and all losses, damages, costs and expenses without limitation (including legal costs and expenses) which you may suffer or incur in consequence of or in connection with your obligations to Fortis Bank S.A./N.V. under the terms of the Facility agreement dated 18 July 2007 in relation to the issue and maintenance of the Letter of Guarantee NR LG07/5820 issued by Fortis Bank S.A./N.V. dated 14 September 2007, issued to Investec Bank Ltd (“the Guarantee”) or in connection with preserving or enforcing your rights under this Indemnity. We hereby agree forthwith to pay to you any such losses, damages, costs and expenses as aforementioned on your first demand on us. If you do not receive such payment within 30 days of your first demand, we agree to pay your finance charges compounded monthly on the amount unpaid during the period of delay at a rate of the 3 month sterling LIBOR plus 3% without formal notice and without prejudice to any other right or remedy.
Your rights under this Indemnity are in addition to and not exclusive of those provided by law.
Our liability hereunder shall not be prejudiced, affected or diminished by any act, omission, circumstances, matter or thing without limitation, including, but not limited by any change in law, regulation, judicial decision, decree or other act or interpretation of such act in any relevant jurisdiction which but for this provision might operate to release or otherwise exonerate us from or reduce our obligations hereunder in whole or in part.
To the extent that any irregularity, illegality, unenforceability, invalidity or frustration of any obligations of any other party to the Guarantee or under any other document or security our obligations under this Indemnity shall remain in full force and this Indemnity shall be construed accordingly as if there were no such irregularity, unenforceability, invalidity or frustration.
This Indemnity shall endure for as long as you have obligations under or in connection with the Guarantee or are preserving or enforcing your rights thereunder or under this Indemnity.
We affirm and warrant that we have the right and authority to bind Cascal BV to this Indemnity and that Cascal BV has the right and authority to enter into this Indemnity.

This Indemnity shall be governed by and construed in accordance the laws of England and the language of this Indemnity shall be English.
We irrevocably agree for your benefit that the courts of England and Wales shall be the exclusive jurisdiction to hear and determine any suit, action or proceedings, and to settle any disputes, which may arise out of or in connection with this Indemnity and, for such purposes, irrevocably submit to the jurisdiction of such courts.
We irrevocably waive any objection which we might now or hereafter have to the courts referred to above being nominated as the forum to hear and determine any suit, action or proceeding, and to settle any disputes, which may arise out of or in connection with this Indemnity and agree not to claim that any such court is not a convenient or appropriate forum.
The submission to the jurisdiction of the courts referred to above shall not (and shall not be construed so as to) limit your right to take proceedings against us in any other court of competent jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in another jurisdiction, whether concurrently or not.
IN WITNESS of which this Indemnity has been entered into, executed and delivered as a deed on the date stated at the beginning of this Indemnity.
EXECUTED and DELIVERED as a deed by Cascal BV
/s/ Stephane Richer

Managing Director

2